Exhibit 10.18

BRICKMAN GROUP HOLDINGS, INC.

Landscape Architects/Contractors/Horticultural Services

[For Participants who are party to the 2002 Management Equity Incentive Plan]

[Date]

[Optionee Name]

[Optionee Address]

Dear [Optionee Name]:

Pursuant to the Brickman Group Holdings, Inc. 2003 Employee Stock Option Plan (the “Plan”), the Board hereby grants to you non-qualified stock options (“Award”) to purchase              shares of Class A Non-Voting Common Stock, par value $.001, at a price of $             per share.

This Award is subject to the applicable terms and conditions of the Plan which are incorporated herein by reference, and in the event of any contradiction, distinction or difference between this letter and the terms of the Plan, the terms of the Plan will control. Unless otherwise stated, all capitalized terms used herein have the meanings set forth in the Plan or in the Brickman Group Holdings, Inc. Stockholders Agreement, as amended from time to time (the “Stockholders Agreement”). Additionally, you agree to be bound by the Stockholders Agreement to the same extent as if you were a “Management Holder” thereunder and the Option Shares issued upon exercise of your Award were treated as “Stockholder Shares” thereunder; and provided that for the purposes of the application of Sections 10(a), 10(b) and 10(c) of the Stockholders Agreement you shall also be treated as an “Other Stockholder” thereunder. You also agree that the Company shall have the right to repurchase your Option Shares on the terms and conditions contained in the 2002 Management Equity Incentive Plan to the same extent as if you were a “Management Holder” thereunder and the Option Shares were “Class A Voting Common Stock” thereunder.

Subject to your continued employment with the Company or its Subsidiaries, your Award shall be exercisable according to the following vesting schedule:

If you have remained continuously employed by the Company or a Subsidiary from April 1, 2003 to:	The percentage of your Award that is vested and may be exercised is:
April 1, 2005	40%
April 1, 2006	60%
April 1, 2007	80%
April 1, 2008	100%

In addition to the above schedule, in the event of your death or Disability while you are employed by the Company or its Subsidiaries, an additional 20% of your Award shall vest.

Unless you have an earlier termination of employment, the Award, to the extent exercisable, will remain exercisable until the expiration date of April 1, 2013.

If prior to April 1, 2013, your employment is terminated for Cause, then your entire Award, regardless of vesting or exercisability, shall immediately be cancelled with no compensation due you by the Company. If your employment is terminated prior to April 1, 2013 for any other reason, this Option, to the extent it is exercisable upon the termination of your employment, will remain exercisable by you or your personal representative, as applicable, during the thirty-day period (or a six-month period if your employment is terminated due to your death, Disability or Retirement) immediately following such termination, but not later than April 1, 2013. This Award shall terminate in full to the extent not exercised within such thirty-day period (or six-month period if your employment is terminated due to your death, Disability or Retirement); additionally, any portion of your Award that is not fully vested and exercisable as of the date of your termination of employment shall be immediately cancelled as of the date your employment is terminated. Unless otherwise authorized by the Board in writing, no portion of this Option which is not exercisable as of the date of your termination of employment, will become exercisable after such termination.

You must give written notice of any exercise of this Award to the Company’s Vice President and General Counsel accompanied by payment of the exercise price thereof as provided in the Plan. At the time that you exercise this Award, you must make appropriate arrangements with the Company concerning withholding of any taxes that may be due with respect to such shares. As promptly thereafter as possible, the Company will issue a certificate for the shares purchased, which shall bear the legends set forth in Section 6 of the Stockholders Agreement or in accordance with any other applicable law, regulation, rule or agreement as the Board in its sole discretion shall deem appropriate.

The construction and interpretation of any provision of this Award or the Plan shall be final and conclusive when made by the Board.

Nothing in this letter shall confer on you the right to continue in the service of the Company or its Subsidiary or interfere in any way with the right of the Company or a Subsidiary to terminate your service at any time.

You should sign and return a copy of this agreement to Mark A. Hjelle in the return envelope provided indicating your approval of this letter and its contents. This acknowledgement must be returned within twenty (20) days, otherwise, the Award will lapse and become null and void. Your signature will also acknowledge that you have received and reviewed the Plan, the Stockholders Agreement and the Company’s 2002 Management Equity Incentive Plan, and that you agree to abide by the applicable terms of these documents as provided herein.

Very truly yours,

Mark A. Hjelle

Vice President

Enclosures

The undersigned hereby agrees to the foregoing:

[Optionee]	Date